Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces the Successful Completion of the Consent Solicitation

Relating to its 5.75% Senior Notes due 2024

ATLANTA — August 25, 2017 (GLOBE NEWSWIRE) — HD Supply, Inc. (the “Company”) today announced that pursuant to the consent solicitation commenced August 17, 2017, it has received the consents necessary to effect certain proposed amendments (the “Proposed Amendments”) to amend the Indenture, dated as of April 11, 2016, as amended by the First Supplemental Indenture, dated as of April 11, 2016 (together, the “Indenture”), among the Company, the subsidiary guarantors signatory thereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) governing its 5.75% Senior Notes due 2024 (CUSIP Nos. 40415R AR6 and U4047C AJ6) (the “Notes”).

The Company received the consents of holders of a majority of the aggregate principal amount of the Notes prior to 5:00 p.m., New York City time, on August 24, 2017 (the “Expiration Date”).  As a result, the Company, the Subsidiary Guarantors, and the Trustee have entered into the Second Supplemental Indenture, dated as of August 25, 2017, which effects the Proposed Amendments to the Indenture.

The Company paid a fee of $15.00 in cash per $1,000.00 principal amount of Notes to all holders that validly delivered and did not validly revoke consents prior to the Expiration Date. Holders of Notes that did not consent prior to the Expiration Date did not receive a consent fee.

About HD Supply

HD Supply, Inc., including its indirect parent HD Supply Holdings, Inc. (together, “HD Supply”) (www.hdsupply.com), is one of the largest industrial distributors in North America. HD Supply provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations and specialty construction sectors. Through approximately 260 locations across 36 states and six Canadian provinces, HD Supply’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.